EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MCI, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-115305, 333-115307, and 333-115308) on Form S-8 of MCI, Inc. and subsidiaries of our report dated March 15, 2005, except for paragraph 8 of Note 22 as to which the date is May 23, 2005 and paragraphs 8 and 11 of Note 17 as to which the date is June 21, 2005 with respect to the consolidated balance sheets of MCI, Inc. and subsidiaries as of December 31, 2004 and 2003 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive (loss) income, and cash flows for the years ended December 31, 2004 (Successor Company), 2003 and 2002 (Predecessor Company) (collectively, the Company), which report appears in the Form 8-K of the Company to be filed on or about January 5, 2006.

Our report dated March 15, 2005, except for paragraph 8 of Note 22 as to which the date is May 23, 2005 and paragraphs 8 and 11 of Note 17 as to which the date is June 21, 2005, with respect to the consolidated financial statements discussed above, is qualified due to the omission of earnings per share disclosures as required by Statement of Financial Accounting Standard (“SFAS”) No. 128, Earnings Per Share for the years ended December 31, 2003 and 2002 (Predecessor). Our report also contains explanatory paragraphs that describe: the Company’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code discussed in Note 5 to the consolidated financial statements and the Company’s adoption of fresh-start reporting pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code , as of December 31, 2003 as further described in Note 4 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. In addition, our report indicates that the Company adopted new accounting pronouncements as discussed in Note 2 to the consolidated financial statements as follows: in 2003, SFAS No. 143, Accounting for Asset Retirement Obligations; in 2002, SFAS No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/  KPMG LLP

McLean, Virginia

January 5, 2006